For SEC Filing
                                                         Purposes Only:
                                                         Rule 424(b)(5)
                                                    File No.  333-01857


       Prospectus Supplement to Prospectus Dated March 28, 1996


                   SERVICE CORPORATION INTERNATIONAL

        Terms of 5% Convertible Debentures, Series U, due 2007


Title:              5% Convertible Debentures,  Series U, due 2007 (the
                    "Debentures").

Principal Amount:   $500,000 in aggregate principal amount of the Debentures
                    will be issued as a portion of the consideration for the outstanding capital stock of Charles T. Bisch & Son, Inc.

Conversion Price:   $43.72 per share, subject to adjustment.

Conversion Date:    On or after June 7, 1998.

Maturity Date:      June 6, 2007.

Interest Rate:      5% per annum accruing from June 6, 1997.

Federal Tax
Matters:            The  applicable  federal rate on long-term
                    indebtedness for June 1997, compounded quarterly, is 6.93% for purposes of determining the original issue discount applicable to the Debentures for federal income tax
                    purposes.   The  original   issue  discount  per  $1,000
                    principal amount of the Debentures is $138.51.

Other Matters:      Payments of principal and interest on the Debentures are
                    subject to the Company's rights of set-off as provided in the agreement governing the acquisition.


                    The Date of this Supplement is June 3, 1997.